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                                                                  Exhibit (a)(8)


MatrixOne, Inc.                                       MatrixOne, Inc.
Investor Relations                                    Public Relations
Brian Norris                                          Alyssa Ross
(978) 589-4040                                        (978) 589-4067
brian.norris@matrixone.com                            alyssa.ross@matrixone.com



 MatrixOne, Inc. Announces Voluntary Stock Option Exchange Program For Employees

Westford, Mass., February 3, 2003 - MatrixOne, Inc. (NASDAQ: MONE), a leading provider of collaborative product lifecycle management (PLM) solutions for the value chain(TM), today announced that its Board of Directors has approved a voluntary stock option exchange program (the "Program") for its employees. MatrixOne's executive officers and members of its Board of Directors are not eligible to participate in the Program.

Under the terms of the Program, MatrixOne employees will be offered the opportunity to exchange (and cancel) outstanding stock options to purchase shares of MatrixOne's common stock with exercise prices of at least $5.00 per share for new replacement stock options. The new replacement stock options will be granted no earlier than six months and one day after the cancellation of the stock options tendered for exchange. The ratio of new replacement stock options to stock options tendered for exchange will range from 2-for-5 to 4-for-5 depending on the exercise price of the stock options tendered for exchange. The new replacement stock options will have an exercise price equal to the fair market value of MatrixOne common stock on the date the new replacement stock options are granted, or such higher price as mandated by local law for jurisdictions outside the United States.

"Our stock option exchange program is designed to further align the interests of our employees with the interest of our shareholders," said Mark F. O'Connell, President and Chief Executive Officer of MatrixOne. "We view this Program as an opportunity to reduce potential dilution for our shareholders while simultaneously incentivizing our employees to continue the work of building a profitable leader in the PLM market."

MatrixOne does not expect to incur variable accounting charges as a result of the Program. Additional information related to the Program is available in MatrixOne's Tender Offer Statement on Schedule TO, as filed with the Securities and Exchange Commission today.

About MatrixOne
MatrixOne, Inc. (NASDAQ: MONE) is a recognized leader in delivering collaborative product lifecycle management (PLM) solutions. We provide flexible solutions that unleash the creative power of global value chains to inspire innovations and speed them to market. MatrixOne's customers include global leaders in the aerospace and defense, automotive, consumer products, high technology, life sciences, machinery, and the process industries,

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including Agilent Technologies, General Electric, Honda, Johnson Controls,
Philips, Procter & Gamble, Siemens, and Toshiba. MatrixOne (www.matrixone.com) is headquartered in Westford, Massachusetts with locations throughout North America, Europe, and Asia/Pacific.

MatrixOne is a registered trademark, and Leading Provider of Collaborative Product Lifecycle Management (PLM) Solutions for the Value Chain is a trademark of MatrixOne, Inc. All other trademarks and service marks are the property of their respective owners.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Forward-looking statements in this release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. We caution you not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Such statements may relate to, among other things, dilution to our shareholders, our profitability prospects, variable accounting charges and the issuance of new replacement stock options. Forward-looking statements may also include, without limitation, any statement relating to future events, conditions or circumstances or using words such as: will, believe, anticipate, expect, could, may, estimate, project, plan, predict, or intend. The risks and uncertainties that may affect forward-looking statements include, among others: the degree of employee participation in the stock option exchange program; accounting rules, pronouncements and interpretations thereof; our history of losses and our ability to achieve or maintain profitability; the weak worldwide economic conditions may result in decreased revenues, increased customer credit risk, and higher net losses; the effectiveness of our cost reduction programs; the market may not accept our products; our sales cycle is lengthy and variable; we may be unable to develop new products and services that keep pace with technology; we may be unable to develop and maintain successful relationships with systems integrators and complementary technology vendors; our international operations are subject to additional business risks; future acquisitions may adversely affect our operations and financial results; and increased competition may have an adverse effect on pricing, revenues, gross margins and our customer base. For a more detailed discussion of the risks and uncertainties of our business, please refer to our periodic reports and registration statements filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended June 29, 2002 and our Quarterly Report on Form 10-Q for the quarter ended September 28, 2002.

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